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                                                                      EXHIBIT 21
                                                                      ----------


                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------

         The following are significant subsidiaries of the Company at December 31, 1999.

         Name                       Jurisdiction      Also "doing business as"
         ----                       ------------      ------------------------

Dollar Rent A Car Systems, Inc.     Oklahoma          Dollar Rent A Car

Thrifty Rent-A-Car System, Inc.     Oklahoma          Thrifty Car Rental

Thrifty, Inc.                       Oklahoma                  N/A

Rental Car Finance Corp.            Oklahoma                  N/A